malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

August 20, 2018

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of American Cannabis Company to be filed with the Securities and Exchange Commission on or about August 20, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Malone Bailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

9801 Westheimer Road, Suite 1100 • Houston, Texas 77042 • 713.343.4200
#306-307 Ocean International Center (C Tower) No.60, Dongsihuan Middle Road • Chaoyang District, Beijing P.R. China 100025 • 86.010.5282.3662
Coastal City (West Tower) Hai De San Dao #1502 • Nanshan District Shenzhen P.R. China 518054 • 86.755.8627.8690
www.malonebailey.com

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